Exhibit (a)(5)(xxxxiii)

Investor Update

Basel, 27 February 2009

Roche announces bond offerings

Roche has successfully undertaken a large offering of notes in U.S. dollars, and is completing another large offering of notes in Euros and Sterling.

The notes are obligations of Roche Holdings, Inc., a wholly-owned subsidiary of Roche Holding Ltd, the ultimate parent in the Roche Group and the guarantor of the notes. Roche Holding Ltd is rated AA- (stable outlook) by Standard & Poor’s and Aa1 (under review for downgrade) by Moody’s.

U.S. dollar-denominated notes were offered for sale to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States to investors under Regulation S of the U.S. Securities Act of 1933. The U.S. dollar-denominated notes transaction closed on Wednesday 25 February 2009.

The U.S. dollar-denominated notes were fixed- and floating-rate senior unsecured notes with different maturities:

Maturity	Type	Coupon	Amount, USD bn	ISIN (144A)
1 year	Floating rate	LIBOR+100 bp	3.00	US771196AW28
2 years	Floating rate	LIBOR+200 bp	1.25	US771196AX01
3 years	Fixed rate	4.500%	2.50	US771196AN29
5 years	Fixed rate	5.000%	2.75	US771196AQ59
10 years	Fixed rate	6.000%	4.50	US771196AS16
30 years	Fixed rate	7.000%	2.50	US771196AU61
Total			16.50

The Euro and Sterling-denominated notes were offered for sale under a European Medium-Term Note (EMTN) programme. The notes will be listed on the regulated market of the Luxembourg Stock Exchange and passported to the provisions of the EU prospectus directive into the U.K., The Netherlands, Germany and Austria. The issuance under the EMTN programme is expected to close on Wednesday 4 March 2009.

The Euro and Sterling-denominated notes were fixed- and floating-rate senior unsecured notes with different maturities:

Maturity	Type	Coupon	Amount, EUR bn	ISIN
1 year	Floating rate	EURIBOR+95 bp	1.50	XS0416141025
4 years	Fixed rate	4.625%	5.25	XS0415624393
7 years	Fixed rate	5.625%	2.75	XS0415624120
12 years	Fixed rate	6.500%	1.75	XS0415624716
Total			11.25

Maturity	Type	Coupon	Amount, GBP bn	ISIN
6 years	Fixed rate	5.500%	1.25	XS0415625283

Detailed information about Roche’s fixed-income securities can be found on roche.com, tab Investors, tab Bonds.

Roche intends to use the proceeds from the offerings to finance a portion of the pending tender offer for the remaining 44% of the common stock of Genentech, Inc. that it does not already own, as well as to refinance existing debt and for general corporate purposes.

The tender offer for Genentech, Inc. is subject to a number of conditions which are beyond Roche's control and Roche makes no assurances as to when such tender offer may be consummated, if at all.

Banc of America Securities LLC, Citi, J.P. Morgan, Barclays Capital, BNP Paribas, Credit Suisse, Deutsche Bank Securities, Mitsubishi UFJ Securities, Morgan Stanley, Santander Global Banking & Markets, UBS Investment Bank and UniCredit (HVB) acted as bookrunners for the U.S. dollar-denominated note offering. Barclays Bank, BNP Paribas, Deutsche Bank, Banco Santander, Citi, Credit Suisse, J.P. Morgan, Merrill Lynch, Mitsubishi UFJ Securities, UBS and UniCredit (HVB) are acting as bookrunners for the Euro and Sterling-denominated note offering.

This is not an offer of Securities for sale. The notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other place. The notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the notes were offered and sold only to qualified institutional buyers under Rule 144A and outside the United States to persons other than U.S. persons in compliance with Regulation S.

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Roche Investor Relations

Switzerland:

Dr. Karl Mahler	Dianne Young
Phone: +41 (0)61 687 85 03	Phone: +41 (0)61 688 93 56
e-mail: karl.mahler@roche.com	e-mail: dianne.young@roche.com

Dr. Nicolas Dunant	Carla Bedard
Phone: +41 (0)61 687 05 17	Phone: +41 (0)61 687 13 00
e-mail: nicolas.dunant@roche.com	e-mail: carla_christine.bedard@roche.com

Dr. Sabine Borngräber
Phone: +41 (0)61 688 80 27
e-mail: sabine.borngraeber@roche.com

North America:
Thomas Kudsk Larsen	Nina Sachdev
Phone: +1 973 235 3655	Phone: +1 973 562 2793
Mobile phone: +1 973 393 5315	Mobile phone: +1 973 362 5098
e-mail: thomas_kudsk.larsen@roche.com	e-mail: nina.sachdev@roche.com

General inquiries:
International: +41 (0)61 688 88 80
North America: +1 973 562 22 33
e-mail: investor.relations@roche.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS INVESTOR UPDATE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS INVESTOR UPDATE, INCLUDING AMONG OTHERS: (1) PRICING AND PRODUCT INITIATIVES OF COMPETITORS; (2) LEGISLATIVE AND REGULATORY DEVELOPMENTS AND ECONOMIC CONDITIONS; (3) DELAY OR INABILITY IN OBTAINING REGULATORY APPROVALS OR BRINGING PRODUCTS TO MARKET; (4) DEVELOPMENTS IN FINANCIAL MARKET CONDITIONS, INCLUDING THE MARKET

FOR ACQUISITION FINANCING AND OTHER CAPITAL MARKETS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES; (5) UNCERTAINTIES IN THE DISCOVERY, DEVELOPMENT OR MARKETING OF NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, INCLUDING WITHOUT LIMITATION NEGATIVE RESULTS OF CLINICAL TRIALS OR RESEARCH PROJECTS AND UNEXPECTED SIDE-EFFECTS OF PIPELINE OR MARKETED PRODUCTS; (6) INCREASED GOVERNMENT PRICING PRESSURES OR CHANGES IN THIRD PARTY REIMBURSEMENT RATES; (7) INTERRUPTIONS IN PRODUCTION; (8) LOSS OF OR INABILITY TO OBTAIN ADEQUATE PROTECTION FOR INTELLECTUAL PROPERTY RIGHTS; (9) LITIGATION; (10) POTENTIAL DIFFICULTIES IN INTEGRATING THE BUSINESSES OF GENENTECH AND ROCHE, AND THAT SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE PROPOSED TRANSACTION MAY NOT BE REALIZED ON THE SCHEDULE CONTEMPLATED OR AT ALL; (11) THAT FUTURE DIVIDENDS ARE SUBJECT TO THE DISCRETION OF THE BOARD OF DIRECTORS OF ROCHE AND GENENTECH, AS APPLICABLE, AND A NUMBER OF OTHER FACTORS, SOME OF WHICH ARE BEYOND THE CONTROL OF ROCHE; (12) THE ABILITY OF ROCHE TO GENERATE CASH FLOW TO, AMONG OTHER THINGS, REPAY ACQUISITION-RELATED DEBT AS CURRENTLY CONTEMPLATED; (13) LOSS OF KEY EXECUTIVES OR OTHER EMPLOYEES; AND (14) ADVERSE PUBLICITY AND NEWS COVERAGE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL GENENTECH COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON FEBRUARY 9, 2009. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).